SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under

            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                                            Commission File Number  333-09532
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                  BEAR STEARNS ASSET BACKED SECURITIES, INC.
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            (Exact name of Registrant as specified in its charter)

                                245 Park Avenue
                    New York, New York 10167 (212) 272-1000
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         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     Irwin Home Equity Loan Trust 1999-3;
               Home Equity Loan-Backed Term Notes, Series 1999-3
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           (Title of each class of securities covered by this Form)

                                     None
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             (Titles of all other classes of securities for which
                 a duty to file reports under Section 13(a) or
                                15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

            Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

            Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

            Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

            Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bear Stearns Asset Backed Securities, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 10, 2000          By: /s/ Jonathan Lieberman
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                                      Name:  Jonathan Lieberman
                                      Title:  Managing Director